SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933


                     UTG COMMUNICATIONS INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
         (State or Other Jurisdiction of Incorporation or Organization)

                                   13-3895294
                     (I.R.S. Employer Identification Number)

                                17 Cattano Avenue
                          Morristown, New Jersey 07960
                                 (973) 644-3161
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                   UELI ERNST
                                Chairman and CEO
                                17 Cattano Avenue
                          Morristown, New Jersey 07960
                                 (973) 644-3161
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                              --------------------

                                   COPIES TO:

                                Daniel A. Wuersch
                              Wuersch & Gering LLP
                         11 Hanover Square - 21st Floor
                               New York, NY 10005
                                 (212) 509-5050
                              --------------------

            Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement

            If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the

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following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering: |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE

                                       Proposed         Proposed
                                        Maximum         Maximium
  Title of Each                      Offering Price     Aggregate     Amount of
Class of Securities    Amount to       per Share        Offering    Registration
 to be Registered     be Registered   per Share(1)      Price(1)        Fee(2)
-------------------  --------------   -----------      -----------  ------------
Common Stock,
par value,
$.00001 per share       1,005,355       $ 7.00       $7,037,485.00    $1,956.42

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) The registration fee with respect to the shares of common stock to be sold by the selling stockholders has been computed pursuant to Rule 457(c) using the bid and asked prices quoted on the NASDAQ Bulletin Board on February 2, 1999.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

      The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.


                               DATED JUNE 7, 1999


                                1,005,355 SHARES

                     UTG COMMUNICATIONS INTERNATIONAL, INC.

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                                  COMMON STOCK

The selling stockholders are offering 1,005,355 shares of common stock. We will not receive any of the proceeds from sales of shares by the selling stockholders.

Our common stock trades on the Nasdaq Bulletin Board under the symbol "UTGC" and on the OTC market of the Berlin Stock Exchange. On January 28, 1999, the last reported sale price of our common stock on the Nasdaq Bulletin Board was $8.50 per share.

The selling stockholders may sell these shares from time to time through brokers or dealers or otherwise. They may sell the shares at prevailing market prices or at prices negotiated with buyers. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts will be negotiated before the sales. We will pay all of the other offering expenses, which we estimate will total $16,000.

                              --------------------

                   INVESTING IN THESE SHARES INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                              --------------------

      THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                  JUNE 7, 1999


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. IN THIS PROSPECTUS, REFERENCES TO "WE," "US" AND "OUR" REFER TO UTG COMMUNICATIONS INTERNATIONAL, INC. AND ITS SUBSIDIARIES.

                                TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Use of Proceeds
Selling Stockholders
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information

                               PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that

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may be important to you. You should read the entire prospectus, including "Risk
Factors" and the information incorporated by reference, before deciding to invest in shares offered by this prospectus.

                     UTG COMMUNICATIONS INTERNATIONAL, INC.

THE COMPANY:                  We are a Delaware corporation, incorporated in
                              1996. We provide quality private voice, fax and data telecommunication ("telecom") services in
                              Switzerland, Belgium and the United Kingdom, primarily to businesses and business groups at prices which are generally below those of major telecom carriers. In addition, we have entered into agreements with international telecom carriers for the exchange of telecom traffic.
                              Under these agreements, we resell telecom minutes at a profit. We also offer system design and installation as well as digital compression, fax transmission compression, digital data services and wideband digital data services. In
                              Switzerland, we have entered into an
                              Interconnection Agreement with Swisscom, the national Swiss telecom carrier. This gives us access to Swisscom's network for our national and international telecom traffic. In the United
                              Kingdom, we have recently entered into a joint venture for the distribution of telecommunication cards.

STRATEGY:                     Our objective is to grow our telecommunications
                              customer base in Switzerland, Belgium and the United Kingdom and to establish ourselves in other markets in the European Union ("EU"). We believe that with our communication network, we are well positioned to take advantage of telecommunications deregulation in Switzerland, Belgium, the United
                              Kingdom and other countries of the EU. We are positioning ourselves between the major full-service and high price telecommunications carriers and the no service (or limited service) cut rate telecommunications minute resellers.

CUSTOMERS:                    We primarily target customers with between $5,000
                              and $50,000 of monthly usage. We believe that, in addition to being price sensitive, these customers tend to be focused on customer service and are more likely to rely on one or two carriers for their telecommunications needs. The diversity of our targeted customer base enhances the utilization of our network by combining business-driven workday traffic with night and weekend off-peak traffic. We strive to be more cost-effective, flexible, innovative and responsive to the needs of our customers than the major carriers, while providing more services than cut-rate resellers.


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ADDRESS:                      Our principal executive offices are located at 17
                              Cattano Avenue, Morristown, New Jersey 07960. Our telephone number is (973) 644-3161.

                                  THE OFFERING

COMMON STOCK OFFERED:         All of the 1,005,335 shares offered by this
                              prospectus are sold by the selling stockholders.

USE OF PROCEEDS:              We will not receive any of the proceeds from sales
                              of shares by the selling stockholders.

                                  RISK FACTORS

An investment in shares of our common stock is risky. You should consider carefully the following risk factors in addition to the remainder of this prospectus, including information incorporated by reference, before purchasing shares offered by this prospectus.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue" and similar words. You should read statements that contain these words carefully because they (1) discuss our future expectations, (2) contain projections of our future operating results or financial condition or (3) state other "forward-looking" information. We believe it is important to communicate certain of our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this section, as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

LIMITED OPERATING HISTORY

We have a limited operating history. Our ability to successfully market our existing products and to develop and market new products must be considered in light of the risks, expenses and difficulties which companies in their early stages of development frequently encounter in new and rapidly evolving markets, including limited capital, possible delays, uncertain markets and competition. We cannot guarantee that we will become profitable in the future. Because we will focus on the expansion of our service offerings and geographic markets, our cash flow and operating performance may be adversely affected. As each of the telecommunications markets in Switzerland, Belgium, the United Kingdom and the other countries of the EU continue to mature, our possible revenues and customer base in each such market is likely to decrease over time.


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

FLUCTUATIONS IN OPERATING RESULTS

Our operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our operating results fall below the expectations of investors or public market analysts, the price of our common stock could fall dramatically.

Our operating results are difficult to predict for a number of reasons:

o The general economic conditions or the conditions in the telecommunications industry may fluctuate in any national or regional market in which we are active.

o New or existing governmental regulation may make it more difficult or impossible to market our telecom products or services.

o     The demand for our products or services can fluctuate.

o Capital expenditures and other costs which we incur because of our expansion may depress our cash flow and operating results.

o New products or services which we are introducing may not be received as favorably as we expected.

o New products or services which our competitors introduce may make it more difficult for us to sell our products or services.

o Competition may force us to reduce the prices for our products and services or to find a strong partner to increase our chances to be successful in the market.

o Large telecom carriers whose networks we are using or from which we are purchasing minutes may increase the prices they charge for access to their network or for the telecom minutes we are buying from them.

NEED FOR ADDITIONAL CAPITAL

We need to continue to expand our operations in order to remain competitive. We also may have to expand the services we are offering and enter new geographic markets. We will have to meet increasing demands for quality service at competitive prices. As a consequence, we may need to raise additional capital from public or private sources in order to finance our anticipated growth and working capital needs. In addition, we may need to raise additional funds in order to take advantage of new opportunities for strategic alliances or to develop new products or services. We may issue debt or common or preferred stock to raise additional funds. If we issue preferred or common stock, the percentage ownership in the Company of our existing stockholders would be reduced. There can be no assurance that we will be able to raise new capital. If we incur debt, we would likely become subject to restrictive financial covenants which could restrict our ability to pay dividends, issue securities or incur additional debt. In the event that we are unable to obtain additional capital or are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of our present or future activities, which could adversely affect our business, results of operations, financial condition and ability to compete.


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DEPENDENCE ON TRANSMISSION FACILITIES-BASED CARRIERS AND SUPPLIERS

Because we do not own any telecommunications lines, we depend on access to lines owned or leased by large telecommunication carriers. We have entered into an Interconnection Agreement with Swisscom, the national Swiss telecom carrier, which provides us with access to its network in Switzerland. In addition, we have several agreements with other large telecom carriers, which provide us with access to their lines in Europe. If the Interconnection Agreement with Swisscom was terminated, we would no longer be able to provide Swiss customers, which account for most of our customer base, with telephone or telefax services in Switzerland. Also, with respect to the lines that we lease from large telecom carriers, we are vulnerable to changes in our lease arrangements, such as price increases and service cancellations. We often receive volume discounts when leasing our transmission lines. If our telecommunications volume is less than anticipated, then we will not receive as great a discount. We purchase or lease our transmission lines for our convenience, and we believe that we could obtain transmission lines of comparable quality from several alternative suppliers. However, this could result in delays which could reduce our revenues or result in the loss of customers.

POTENTIAL ADVERSE EFFECTS OF REGULATION

We currently have to comply with the telecommunications laws in Switzerland, the United Kingdom, Belgium and the EU. Each country in which we conduct our business has a different regulatory scheme and requirements. We believe that we are in substantial compliance with applicable laws and regulations. To the extent that such laws and regulations are changed or new laws or regulations are adopted, we may be required to obtain additional licenses or renew, modify or replace existing licenses. If we failed to be in compliance with these laws, the regulatory authorities in these jurisdictions could impose sanctions on us. This could result in substantial costs to us and, in the worst case, we could be forced to cease operations in one or all of these markets.

Currently, since no calls by our customers originate in the United States, we do not believe that we are subject to any telecommunications laws or regulations in the United States. In the future, if our services expand, it is possible that we may become subject to the telecommunications laws and regulations of the United States. If this occurs, compliance with such laws would probably involve higher costs than we currently have in Europe.

INTELLECTUAL PROPERTY

We have filed trademark applications for certain of our trade names. In general, we rely on our own know-how and employ various methods to protect our concepts and ideas. However, these methods may not afford complete protection and our competitors may independently develop similar know-how, concepts or ideas or obtain access to our know-how or ideas.

INCREASING COMPETITION

The telecommunications industry is highly competitive. The industry has relatively insignificant barriers to entry. As a result, a large number of competitors are competing for the same customers. Customers, on the other hand, frequently change telecom providers in response to the offering of lower rates or promotional incentives. As a result of the deregulation of the European telecommunications markets, we believe that competition in Europe is


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likely to increase and become more similar to competition in the United States markets, where prices in the long distance industry have declined in recent years.

Many of our competitors are significantly larger, have substantially greater financial, technical and marketing resources and larger networks than we do. Our main competitor in Switzerland is Swisscom, which controls almost all of the Swiss telecommunications market and had approximately $7.5 billion in revenue in 1997. In Belgium, our main competitor is Belgacom and in the United Kingdom, British Telecom. In addition, there are several smaller competitors in each of these countries. As we expand into other countries of the EU, there will be additional competition from other telecommunications companies.

RISKS OF GROWTH AND EXPANSION

Since we commenced operations in 1996, we have expanded the services we offer in Switzerland and have entered the telecommunications markets in Belgium and the United Kingdom. In addition, we also intend to establish a presence in other European markets when we believe that business and regulatory conditions permit such expansion: our growth may place a significant strain on our administrative, operational and financial resources and increase demands on our systems and controls. As we increase our services and expand into new markets, there will be additional demands on our customer support, sales and marketing and administrative resources and network infrastructure. As a result, our infrastructure may become inadequate to meet these demands and we may have to expend significant funds to upgrade our infrastructure. If we are unable to upgrade our infrastructure to meet these demands, we may not be able to maintain the quality of our services. As a result, we may lose customers and our revenues may decrease.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

We currently operate in Switzerland, Belgium and the United Kingdom. In the future, we hope to expand into other European countries. We anticipate that revenues from international customers will continue to account for a significant portion of our revenues for the foreseeable future. Our international operations are subject to specific risks, including the following:

o fluctuations in exchange rates may reduce our earnings, particularly where we denominate arrangements with international customers in the currency of the country in which our services are provided. Any hedging techniques we implement may be expensive and may not fully eliminate the impact of exchange rate fluctuations on our operating results;

o tariffs and other barriers may reduce our ability to sell our services or may reduce the profitability of those services;

o political and economic instability may lead to reduced demand for our services or make it difficult for us to offer our services;

o unexpected changes in regulatory requirements may decrease our ability to market our services and therefore reduce the demand for those services;

o we may experience difficulties in managing and staffing foreign subsidiary operations;


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o     we may suffer potentially adverse tax consequences from operations in several countries; and

o the adoption and use of the Euro, the single European currency introduced in January 1999, may adversely affect our business in ways we cannot currently predict.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS

To complete our billing, we will have to record and process massive amounts of data quickly and accurately. While we believe our management information systems are currently adequate, we believe that the successful implementation and integration of these information systems is important to our growth and to our ability to monitor costs, to bill customers and to achieve operating efficiencies. There can be no assurance that we will not encounter delays or cost-overruns or suffer adverse consequences in implementing and upgrading these systems. In addition, as our suppliers revise and upgrade their hardware, software and equipment technology, there can be no assurance that we will not encounter difficulties in integrating the new technology into our business or that the new systems will be appropriate for our business.

DEPENDENCE UPON THIRD PARTIES

We are dependent upon third party carriers and suppliers to provide a large portion of our services and maintenance in a timely and satisfactory manner. If these third party carriers and suppliers fail to provide such services or maintenance in a timely or satisfactory manner, this could have an adverse effect on us.

RISKS ASSOCIATED WITH INVESTMENTS AND STRATEGIC ALLIANCES

As part of our business strategy, we have developed and we expect to continue to develop strategic alliances and to make investments in companies that are complementary to our current operations. Any such future strategic alliances or investments would be accompanied by the risks commonly encountered in strategic alliances with, or investments in, other companies. Such risks include, among other things:

o the difficulty of assimilating the operations and personnel of the companies;

o     the potential disruption of our ongoing business;

o the inability of our management to successfully integrate the business of such companies into our existing business;

o     the maintenance of uniform standards, controls, procedures and policies;
      and

o the impairment of relationships with employees and customers of such companies as a result of our investment or such strategic alliances.

There can be no assurance that we will be successful in overcoming these risks or any other problems encountered with strategic alliances or investments. In addition, if the consideration payable by us consists of shares of our common


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stock, our stockholders could suffer a significant dilution of their interests.
The financial impact of investments and strategic alliances could have a material adverse effect on us.

TECHNOLOGICAL CHANGES MAY ADVERSELY AFFECT COMPETITIVENESS AND FINANCIAL RESULTS

The telecommunications industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. There can be no assurance that we will be able to maintain our products and services at a competitive level or that we will obtain appropriate new technologies on a timely basis or on satisfactory terms.

DEPENDENCE ON KEY PERSONNEL

Competition for qualified employees and personnel in the telecommunications industry is intense and, from time to time, only a limited number of persons with experience in particular sectors of the telecommunications industry may be available. Our success will depend on our ability to attract and retain qualified management, marketing, technical and sales executives and personnel. The process of locating such personnel with the combination of skills and attributes required to carry out our strategies is often lengthy and costly. The loss of the services of key personnel or the inability to attract additional qualified personnel could have a material adverse effect on us.

OWNERSHIP OF SHARES BY MANAGEMENT

Companies controlled by our executive officers and directors own (directly or indirectly) 313,041 shares of common stock, or approximately 19.6% of the outstanding shares of common stock. Although these stockholders may or may not agree on any particular matter that is the subject of a vote of the stockholders, these stockholders may be effectively able to control the outcome of any issues which may be subject to a vote of stockholders, including the election of directors, proposals to increase the authorized capital stock, or the approval of mergers, acquisitions, or the sale of all or substantially all of our assets.

HOLDING COMPANY STRUCTURE; RELIANCE ON SUBSIDIARIES FOR DIVIDENDS

We are a holding company. Our principal assets are our current operating subsidiaries in Switzerland, Belgium and the United Kingdom. As we expand, we anticipate that we will operate through new subsidiaries located in European countries. While there are no restrictions under Swiss law, operating subsidiaries set up in the future in other European countries may be subject to restrictions on their ability to pay dividends to us. There can be no assurance that we will be able to cause our operating subsidiaries to declare and pay dividends or make other payments to us when we request them to do so. The failure to pay any such dividends or make any such other payments could have a material adverse effect on us.

POTENTIAL VOLATILITY OF STOCK PRICE

The market price of our common stock following this offering may be highly volatile. Factors such as variations in our revenue, earnings and cash flow, the difference between our actual results and the results expected by investors and analysts and announcements of new service offerings, marketing plans or


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price reductions by us or our competitors could cause the market price of the common stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that particularly have affected telecommunications companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. These market fluctuations may have a negative effect on the market price of the common stock.

Trading in our common stock will be conducted on the NASD Bulletin Board or on the over-the-counter market. An investor may find it difficult to dispose of his or her common stock or to obtain accurate quotations as to the price of the common stock. News concerning us will most likely receive limited coverage. In addition, our common stock may be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and accredited investors (accredited investors are generally persons having net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale, as well as disclosing certain information concerning the risks of purchasing low-priced securities on the market for such securities. Consequently, if our stock is not listed on a national securities market, broker-dealers are restricted in selling our common stock. This may affect the ability of purchasers of our common stock in this offering to sell their common stock in the secondary market and may make subsequent financing difficult.

As of the date of this Prospectus, several brokerage firms are engaged in market making activities with respect to our common stock. In the event that these market makers do not function as such, public trading in our common stock will be adversely affected or may cease entirely.

SHARES ELIGIBLE FOR FUTURE SALE

Of our 1,598,190 shares of common stock currently outstanding on the date of this Prospectus, the 1,005,355 shares offered by this prospectus are "restricted securities," as defined in Rule 144 of the Securities Act. With the registration of these shares, they become freely tradeable. We cannot predict the effect, if any, that market sales of common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. However, sales of shares by the selling stockholders, or even the potential of such sales, could have an adverse effect on the market price of the common stock.

NO DIVIDENDS

Since our inception, we have not paid any dividends on our common stock. We intend to retain future earnings, if any, to provide funds for the operation of our business and, accordingly, do not anticipate paying any cash dividends on our common stock in the reasonably foreseeable future.

DELAWARE ANTI-TAKEOVER LAW

We are governed by the provisions of Section 203 of the General Corporation law of the State of Delaware. In general, this law prohibits a public Delaware


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corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" is defined to include mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15 percent or more of the corporation's voting stock.

These provisions could have the effect of delaying, deferring or preventing a change of control of UTG which could prevent our stockholders from realizing a premium through a non-negotiated change in control. Our stockholders, by adopting an amendment to our Certificate of Incorporation or By-Laws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither our Certificate of Incorporation nor our By-Laws currently excludes us from the restrictions imposed by Section 203.

OUR SERVICES AND SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT

We are in the process of reviewing our computer systems to insure they will not suffer catastrophic failures in connection with the change in the calendar on January 1, 2000, but have not expended material amounts in this respect. We do not believe that we have material exposure with respect to the year 2000 issue concerning our computer applications and equipment. We license most of the software we use. Although this practice has minimized our efforts and cost needed to make us year 2000 compliant, it does place greater reliance on the outside firms that provide the software. Because most of our software is licensed, our main internal compliance tasks are auditing hardware and software, reviewing internal and external applications, prioritizing applications by risk, creating a communications program to raise awareness levels and enable correction of all existing application solutions, and installation of vendor-provided year 2000 software fixes. At this time, our assessment of potential year 2000 problems is not complete. Currently, we are not aware of any material year 2000 issues. In the event that year 2000 issues were to disrupt our operations, such disruption may have a material impact on us and our results of operations. Since to date we have not become aware of any material year 2000 issues, we do not have a contingency plan to address any such issues. Such contingency plan, if required, will be developed immediately upon completion of our year 2000 risk assessment.

                                 USE OF PROCEEDS

      All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders." We will not receive any proceeds from sales of these shares.

                              SELLING STOCKHOLDERS

      The following table sets forth as of January 22, 1999, certain information with respect to the selling stockholders, including the maximum number of shares that may be offered by them. The number of shares which may actually be sold by the selling stockholders will be determined from time to time by them and will depend upon a number of factors, including the price of our common stock from time to time. Because the selling stockholders may offer all or


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none of the common stock that they hold and because the offering contemplated by this prospectus is not being underwritten, no estimate can be given as to the number of shares of common stock that selling stockholders will hold upon termination of this offering. See "Plan of Distribution."

                                            Number of shares of
                                           Common Stock owned by
                                            Selling Stockholders
Name of Selling Stockholder             Shares            % of Class
---------------------------             ------            ----------

Interfinance Inv. Co. Ltd.          197,656 shares  12.36% of 1,598,190 shares
Postbox 13                                          outstanding on January 22,
CH - 8954 Geroldswil                                1999
Switzerland

Fritz Wolff                           7,693 shares          0.48%
Escher Wyssstr. 23
CH - 8001 Zurich
Switzerland

Dowel Management Corp.                7,693 shares          0.48%
c/o Guyerzeller Bank AG
Genferstr.
CH - 8027 Zurich
Switzerland

Tele Invest Ltd.                     30,770 shares          1.93%
c/o Jessup & Co.
2 Mount Pleasant
Douglas
Isle of Man IMI 2PU

Andrea Egger                          7,693 shares          0.48%
5 Chemin des Chavanus
CH - 1297 Founex
Switzerland

Alain Dettling                        3,847 shares          0.24%
Winzerhalde 36A
CH - 8049 Zurich
Switzerland

Medfield Investment SA              550,000 shares         34.41%
Sonnenbergweg 12
CH - 5608 Stetten
Switzerland

VCM Investment SA                    38,462 shares          2.41%
c/o UTG Communications Int. Inc.
18 Cattano Avenue
Morristown, NJ 07960, USA

Andreas Popovici                     34,617 shares          2.17%
Alte Landstr. 104
CH - 8803 Ruschlikon
Switzerland

Jean-Pierre Conrad                   11,539 shares          0.72%
Chateau Perigord II
MC - 98000 Monte Carlo
Monaco

Prozal Investments S.A.             115,385 shares          7.22%
c/o Am Milchbrunnen 4
D - 56566 Neuwied
Germany

TOTAL                  1,005,355 shares to be registered
--------------------------------------------------------

                              PLAN OF DISTRIBUTION

The shares offered by this prospectus may be sold from time to time by selling stockholders, who consist of the persons named under "Selling Stockholders" above and those persons' pledgees, donees, transferees or other successors in interest. The selling shareholders may sell the shares on the NASD Bulletin Board or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

      - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus; and

      - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

      -     the name of each of the participating broker-dealers,

      -     the number of shares involved,

      -     the price at which the shares were sold,

      - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

      - a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

      -     any other facts material to the transaction.

                                  LEGAL MATTERS

      The law firm of Wuersch & Gering LLP, New York, New York, has advised us with respect to the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-KSB for the year ended March 31, 1998 have been audited by Merdinger, Fruchter, Rosen & Corso, P.C., independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the authority of Merdinger, Fruchter, Rosen & Corso, P.C. as experts in giving those reports.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy our SEC filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings also are available on the SEC's website at http://www.sec.gov.

The SEC allows us to "incorporate by reference" information from certain of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings:

            UTG's Annual Report on Form 10-KSB, for the fiscal year ended March 31, 1998, (filed with the SEC on July 14,1998); and


            UTG's Quarterly Reports on Form 10-QSB, for the quarters ended March 31, 1998, June 30, 1998, September 30, 1998, as amended by Form 10-QSB/A filed with the SEC on January 20, 1999, and December 31, 1998.


You may request copies of these filings, at no cost, by contacting Ueli Ernst, UTG Communications International, Inc., 17 Cattano Avenue, Morristown, New Jersey 07960 (Telephone: 973-644-3161).

This prospectus is part of a Registration Statement on Form S-3 we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the Registration Statement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Filing Fee -- Securities and Exchange Commission           $ 1,956.42
  Accounting Fees and Expenses                               $ 1,000.00
  Legal Fees and Expenses                                    $10,000.00
  Printing, EDGAR formatting and mailing expenses            $ 2,000.00
  Miscellaneous Expenses                                     $ 1,043.58
                                                             ----------
  Total                                                      $16,000.00
                                                             ==========

All expenses other than the Securities and Exchange Commission filing fee are estimated. We will bear all expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Certificate of Incorporation and the By-Laws of the Registrant provide that the Registrant shall indemnify its officers, directors and certain others to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law (the "DGCL") provides in pertinent part as follows:

      (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

      (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other Court shall deem proper.

      (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

      (d) Any indemnification under subsection (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

      (f) The indemnification and advancement of expense provided by, or granted pursuant to, the subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors of otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporations as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans' references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and reference to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

      In accordance with Section 102(b)(7) of the DGCL, Article Seven of the Certificate of Incorporation of the Registrant eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of their fiduciary duties as a director, with certain exceptions set forth in said Section 102(b)(7).

ITEM 16. EXHIBITS.

Exhibit No.       Description

5 *               Opinion of Wuersch & Gering LLP, counsel for UTG.
10.1 *            Shareholders Agreement, dated as of November 16, 1998.
23.1 *            Consent of Merdinger, Fruchter, Rosen & Corso, P.C.

23.2 *            Consent of Wuersch & Gering LLP (included as part of Exhibit
                  5).

--------------------
* Filed Herewith

ITEM 17. UNDERTAKINGS.

            The undersigned Registrant hereby undertakes:

            (a) (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is continued in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 1 to Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Country of Switzerland on the 7th day of June, 1999.


                                  UTG COMMUNICATIONS INTERNATIONAL, INC.



                                  By: /s/ Ueli Ernst
Dated: June 7, 1999               -------------------------------------------
                                  Ueli Ernst, Chairman, CEO and a Director
                                  Principal Executive Officer


                                  By: /s/ Klaus Brenner
Dated: June 7, 1999               -------------------------------------------
                                  Klaus Brenner, Director

                     UTG COMMUNICATIONS INTERNATIONAL, INC.
                                  EXHIBIT INDEX

Exhibit No.                        Description
-----------                        -----------


5*             Opinion of Wuersch & Gering LLP, counsel for UTG.
10.1*          Shareholders Agreement, dated as of November 16, 1998.
23.1           Consent of Merdinger, Fruchter, Rosen & Corso, P.C.
23.2*          Consent of Wuersch & Gering LLP (included as part of Exhibit 5).

--------------------
* Previously Filed